Exhibit 99.1

NGL Energy Partners LP Announces Agreement with Pecos Gathering & Marketing, L.L.C.

TULSA, Okla.—(BUSINESS WIRE)—NGL Energy Partners LP (NYSE: NGL) announced today the signing of an agreement with Pecos Gathering & Marketing, L.L.C. and its affiliated companies (“Pecos”) to acquire all of the limited liability company membership interests of Pecos for cash, plus an additional payment for agreed upon capital expenditures.

“NGL is pleased to have the opportunity to partner with the Jensen family, owner of Pecos, to expand our Crude Oil Logistics business in Texas and New Mexico,” stated James J. Burke, a Director of NGL.

The assets of Pecos consist primarily of crude oil purchasing and logistics operations in the Permian and Eagle Ford areas in Texas and New Mexico, along with related contracts, permits and real and personal property. Pecos purchases, gathers and/or transports 60,000 barrels per day of production and operates approximately 140 trucks. Jerry, Jonathan and Chris Jensen will remain with NGL in executive positions.

The purchase price will be financed through borrowings under NGL’s Credit Facility. The transaction is expected to close November 1, 2012, subject to normal closing conditions.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with four primary businesses: water services, crude oil logistics, NGL logistics and retail. NGL completed its initial public offering in May 2011. For further information visit the Partnership’s website at www.nglenergypartners.com.

The information contained in this press release is available on the Partnership’s website at www.nglenergypartners.com.

Contacts

NGL Energy Partners LP
Atanas H. Atanasov, 918-481-1119
Senior Vice President Finance & Treasurer
atanas.atanasov@nglep.com